Exhibit 10.1
FEDERAL SIGNAL CORPORATION
SHORT TERM INCENTIVE BONUS PLAN
1.	Objectives. Federal Signal Corporation (the “Company”) hereby establishes the Federal Signal Corporation Short Term Incentive Bonus Plan (the “Plan”) as an incentive for selected employees of the Company to improve corporate performance by providing each participating employee with an opportunity to receive a cash bonus payment based upon the attainment of certain performance criteria.

2.	Definitions. The following terms shall have the meanings indicated when used in the Plan:
(a)	“Affiliate” means any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Annual Operating Plan” (AOP) means and represents management’s view of the potential performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The AOP process culminates with a Board review of each business’ annual plan during which the Board assesses the credibility of the plan. Based on the final annual plans of the businesses, management prepares the Company’s annual operating plan, which is also reviewed and approved by the Board of Directors.

(c)	“Bonus Award” means the annual bonus award calculated and distributed pursuant to this Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Benefits Committee” means the Benefits Planning Committee of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto. Reference to any specific Section of the Code shall include any successor Section, as well as any guidance thereunder.

(g)	“Company” means Federal Signal Corporation, a Delaware corporation, and its subsidiaries (also referred to as the “Enterprise”).

(h)	“Compensation Committee” means the Compensation and Benefits Committee of the Board.

(i)	“Corporate Staff” means certain Participants located at the corporate office that supports the Company.

(j)	“Division” means and refers to a specific management reporting unit, as defined from time to time by the Executive Committee. For illustrative purposes only, Elgin Sweeper is a Division comprised of Elgin Sweeper Company and FS Depot-Elgin.

(k)	“Eligible Employee” means any executive officer of the Company, as defined under Rule 3-b(7) of the Securities Exchange Act of 1934, as amended or any management-level employee or other employee of the Company or an Affiliate.

(l)	“Enterprise” means the Company.

(m)	“Executive Committee” means the Executive Committee of the Company as determined from time to time by the Chief Executive Officer.

(n)	“Financial Performance Component(s)” has the meaning ascribed thereto in Section 7 (i) below.

(o)	“Individual Objective Component(s)” shall have the meaning ascribed thereto in Section 7 (i) below.

(p)	“Group” means and refers to 1) the Environmental Solutions Group (ESG); 2) the Safety and Securities Systems Group (SSG); and 3) the Fire Rescue Group (FRG), which are each comprised of Divisions that have related products.

(q)	“Levels of the Corporation” means and refers to the following designations: Enterprise, Group, Division, and Corporate Staff.

(r)	“Maximum Bonus Percentage” means and refers to 200% of the Target Bonus Percentage.

(s)	“Maximum Financial Performance” means and refers to the financial performance required to receive the Maximum Bonus Percentage Payout.

(t)	“Participant” means an Eligible Employee selected and designated by the Benefits Committee to participate in the Plan.

(u)	“Performance Period” means the period beginning on January 1 and ending on the next following December 31.

(v)	“Plan” has the meaning ascribed thereto in Section 1 above.

(w)	“Severance Plan(s)” shall mean and refer collectively to the Company’s Executive General Severance Plan, the General Severance Pay Plan, and the Federal Signal Corporation Executive Change in Control Plan, as the same may be amended from time to time.

(x)	“Target Financial Performance” means and refers to the financial goals set forth in the AOP, achievement of which qualifies Participants for distribution at the Target Bonus Percentage.

(y)	“Target Bonus Percentage” means the percentage of base salary distributed to a Participant upon achievement of the Target Financial Performance goals.

(z)	“Threshold Bonus Percentage” means and refers to 50% of the Participant’s Target Bonus Percentage.

(aa)	“Threshold Financial Performance” means and refers to the financial performance required to receive the Threshold Bonus Percentage payout.
3.	Eligible Employees; Participation in the Plan. Present and future Eligible Employees shall be eligible to participate in the Plan. The Benefits Committee from time to time shall select those Eligible Employees who shall be designated as Participants.

4.	Bonus Awards. Bonus Awards under the Plan shall be granted on an annual basis, and each Bonus Award shall be based on the accomplishment of the performance criteria set forth below.

5.	Establishing Financial Performance Ranges. Financial performance ranges will be developed after the approval of the AOP and shall be subject to the approval of the Compensation and Benefits Committee. The financial performance ranges will include; Threshold Financial Performance, Target Financial Performance and Maximum Financial Performance.

6.	Establishing Target Bonus Percentages. Each Participant shall have a Target Bonus Percentage established annually which shall in most cases be the same for all Participants in the same salary grade level. The applicable Target Bonus Percentages for direct reports of the Chief Executive Officer, excluding administrative support, will be determined by the Compensation Committee based on market data on an annual basis. For all other Participants, Bonus Target Percentages will be determined by the Executive Committee (some Bonus Target Percentages are inconsistent with the applicable percentage for the salary grade due to grandfathering of a Participant’s bonus opportunity).

7.	Bonus Award Criteria. The Bonus Award is based upon two components: (i) the Financial Performance Component, which is weighted at 70% of the total Bonus Award, and is based upon the extent to which actual financial results meet AOP objectives for the Level(s) of the Corporation that the Participant is deemed to be associated with for the purposes of this Plan; and, (ii) the Individual Objective Component which is weighted at 30% of the total Bonus Award, and is related to the numerical score achieved by the Participant in his/her annual performance review.

(i) Financial Performance. The Financial Performance Component of the Bonus Award shall be calculated based on the earnings and cash flow financial measures for the following various Level(s) of the Corporation: Enterprise, Group, Division and Corporate Staff. The Compensation Committee retains discretion regarding adjustments to financial measures.

The Level(s) of the Corporation the Participant is deemed to be associated with shall be weighted based on the job responsibilities of the Participant and the level in the Company that the Participant has the ability to impact in accordance with the following guidelines:
     1. For Executive Committee members who are Group Presidents, the Financial Performance Component of the Bonus Award shall be weighted 40% on Enterprise financial measures and 60% on Group financial measures.
     2. For Executive Committee members who are not Group Presidents, the Financial Performance Component of the Bonus Award shall be weighted 100% on Enterprise financial measures.
     3. For all other Participants, the Financial Performance Component of the Bonus Award will be allocated among Enterprise, Group, Division and Corporate expense management financial measures as determined by the Executive Committee.
(ii) Individual Objectives. The 30% Individual Objective Component of the Participant’s Bonus Award is calculated based on the numerical rating that the Participant receives on his or her annual performance review. The Executive Committee shall determine the performance rating/bonus opportunity scale for the Individual Objectives Component of the Bonus Award and communicate it to all Participants.
Except as set forth in paragraph 10 (a), Bonus Award payments shall be made as soon as practicable after the Executive Committee makes the certifications described in Section 10(d) of the Plan, but in no event later than the March 15th immediately following the end of the applicable Performance Period. The Compensation Committee shall have absolute discretion regarding the form of payment of the Bonus Award.
8.	Termination of Employment.
(a)	Except as provided in subsections (b) and (c) below, a Participant must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be entitled to receive payment of a Bonus Award for the Performance Period. If a Participant’s employment is terminated for any reason other than set forth in subsections (b) and (c) below prior to the last day of the Performance Period, he or she shall forfeit any right to receive payment in respect of such Bonus Award.

(b)	If the Company or an Affiliate terminates the employment of a Participant such that the Participant is eligible for benefits under the Federal Signal Corporation Executive General Severance Plan, the Federal Signal Corporation General Severance Pay Plan, the Federal Signal Corporation Executive Change in Control Severance Agreement, or any successor thereto (it being understood that this shall not include a termination of the Participant’s employment by the Company or an Affiliate due to the death or disability of such Participant), the

Participant shall receive Bonus Award payments to the extent provided and in accordance with the terms of the applicable Severance Plan. In no event shall the Participant be entitled to claim Bonus Awards under both this Plan and the applicable Severance Plan. A Participant whose employment has been terminated by the Company or an Affiliate and who is not eligible to receive severance benefits under the applicable Severance Plan shall forfeit any right to receive payment in respect of such Bonus Award.

(c)	If the Participant’s employment with the Company or an Affiliate is terminated due to the Participant’s death or total and permanent disability (as determined by the Executive Committee in accordance with any finding of disability made under the Company’s other employee benefit programs), the Participant shall receive a Bonus Award payment in an amount equal to the Participant’s unpaid Bonus Award at the Target Bonus Percentage established for the Performance Period during which such termination occurs, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of Performance Period to and including the date of termination and the denominator of which shall be 365. Such payment shall be paid on the payment schedule specified in Section 7 above.
9.	Beneficiaries. A Participant may designate a beneficiary (or beneficiaries) to receive any payments remaining under the Plan in the event of his or her death. The Participant shall also have the right to revoke any such designation and to designate a new beneficiary (or beneficiaries) of his or her choosing. Any such designation or revocation shall only be effective if made in writing and received by the Company’s Corporate Secretary prior to the Participant’s death. If the Participant dies without having an effective beneficiary designation or if all named beneficiaries predecease the Participant, then any amounts remaining to be paid under the Plan shall be paid to the Participant’s estate.

10.	Administration.
(a)	The Plan shall be administered by the Executive Committee; provided, however, that the payment of Bonus Awards to Executive Committee members and Section 16 officers of the Company shall be subject to review and approval by the Compensation Committee.

(b)	The Executive Committee shall have complete authority and discretion to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan; provided, however, that the Executive Committee must obtain the prior approval of the Compensation Committee in the event that a material change in the Plan is proposed or in the event of any proposed change in the terms and conditions applicable to any Participant who is a member of the Executive Committee or a Section 16 officer of the Company. Except as otherwise set forth herein above and in subparagraph (g) below, determinations made by the Executive Committee in good faith shall be binding and conclusive on all persons. Benefits under the Plan will be paid only if the Executive Committee decides in its discretion that the claimant is entitled to them.

(c)	In addition to any other powers set forth in the Plan, the Executive Committee has the following powers:
(i)	To establish, amend and rescind appropriate rules and regulations relating to the Plan;

(ii)	To contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Bonus Awards; and

(iii)	Generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Bonus Awards granted thereunder as it may deem necessary or advisable.
(d)	The Executive Committee shall certify in writing that the performance goals and other material terms have been satisfied before payment of a Bonus Award is made.

(e)	The Executive Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members of the Executive Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.

(f)	The Executive Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer of the Company, other officer or employee of the Company or of one of its subsidiaries, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Executive Committee and any officer or employee of the Company or one of its subsidiaries acting at the direction or on behalf of the Executive Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(g)	Notwithstanding anything to the contrary herein, the Executive Committee shall have no authority or discretion to make determinations pursuant to this Plan that specifically affect member(s) of the Executive Committee or Section 16 officers of the Company, but shall defer all authority in such matters to the Compensation Committee.

11.	Amendment or Termination of the Plan. The Compensation Committee or its authorized designee may from time to time amend or revise the terms of the Plan in whole or in part, or may terminate the Plan at any time. Notwithstanding the foregoing, the Compensation Committee or its authorized designee reserves the right to terminate the Plan and cancel any Bonus Awards granted before termination in its sole discretion, at any time and for any reason.
12.	Effective Date. The Plan is effective January 1, 2009.

13.	Withholding Taxes. The obligations of the Company to make Bonus Award payments under the Plan shall be subject to applicable federal, state, and other taxes and withholding obligations.

14.	Non-Exclusivity of Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options or the awarding of stock or cash or other benefits otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only to specific individuals.

15.	Non-Alienation. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan.

16.	No Right to Employment. Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company, its subsidiaries, or an Affiliate, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan. An individual’s status as an Eligible Employee shall not give him or her the right to participate in the Plan.

17.	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to a Participant or his or her beneficiary, as applicable, nothing contained in the Plan or any Bonus Award shall give any such Participant or such beneficiary, as applicable, any rights that are greater than those of a general creditor of the Company.

18.	Recovery of Compensation. In the event that: (a) the payment of any performance-based bonus paid under this Plan to any of the Company’s “Named Executive Officers” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act) was predicated upon the achievement of certain financial results or other performance results; (b) subsequent to such payment, the Company is required to prepare an accounting restatement with respect to such financial results or it is otherwise determined by the Board of Directors that such performance results were materially inaccurate; and (c) based upon the restated financial results or otherwise corrected performance results, the amount of such performance-based bonus would have been less than the amount previously paid to such Named Executive Officer, then the Board, to the extent practicable, shall require reimbursement from each such Named Executive Officer, in an amount equal to the amount by which such Named Executive Officer’s performance-

based bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results or corrected performance results, plus a reasonable rate of interest.

19.	Rules of Construction.
(a)	Governing Law and Venue. The construction and operation of the Plan are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction, and any litigation arising out of the Plan shall be brought in Illinois. If the Participant is dissatisfied with the decision of the Executive Committee hereunder, he shall have the right to appeal the matter to mandatory, binding arbitration in accordance with the labor arbitration rules of the American Arbitration Association, provided that he submit a request for arbitration to the Executive Committee, in writing, within sixty (60) days of receipt of the decision. If an appeal to arbitration is requested, the Executive Committee shall submit to the arbitrator a copy of the record upon which the Executive Committee’s decision was made. The decision of the arbitrator shall be final and binding upon the Executive Committee, the Participant, and upon all other parties whose interests are affected thereby. The expenses of arbitration shall be borne equally by the Participant and the Company, unless otherwise ordered by the arbitrator.

(b)	Severability. If any provision of the Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

(c)	Undefined Terms. Unless the context requires another meaning, any term not specifically defined in the Plan shall be used in the sense given to it by the Code.

(d)	Headings. All headings in the Plan are for reference only and are not to be utilized in construing the Plan.

(e)	Conformity with Section 409A of the Code. The Plan is intended to be exempt from coverage from Section 409A of the Code and shall be interpreted and construed in a manner consistent with such intention. There shall be no acceleration or subsequent deferral of the time or schedule of any payment under the Plan except as permitted under Section 409A and the express terms of the Plan.

(f)	Gender. Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons of any gender.

(g)	Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.